United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2014

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 7.01     Regulation FD Disclosure.

As previously disclosed, effective as of September 1, 2013, Laclede Gas Company ("Laclede Gas") and Southern Union Company ("SUG"), an affiliate of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. ("ETE"), completed the acquisition of substantially all of the assets and liabilities of SUG's Missouri Gas Energy division ("MGE") pursuant to a Purchase and Sale Agreement (the "PSA") dated December 14, 2012.

On November 13, 2013, in accordance with Section 3.2 of the PSA, Laclede Gas provided to SUG a reconciliation of certain balance sheet accounts from the amounts at September 30, 2012 to August 31, 2013, indicating the difference due to changes in the actual net assets transferred to the Company at closing from the level at September 30, 2012.

Laclede Gas and SUG agreed to the final reconciliation amount of $23.9 million that was paid by ETE to Laclede Gas on February 14, 2014. Laclede Gas, as well as its parent, The Laclede Group, Inc., expects this final reconciliation amount will reduce goodwill related to the transaction to approximately $212 million, subject to any other adjustments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.

Date: February 14, 2014	By:	/s/ S.P. Rasche
S.P. Rasche Executive Vice President, Chief Financial Officer

LACLEDE GAS COMPANY

Date: February 14, 2014	By:	/s/ S.P. Rasche
S.P. Rasche Chief Financial Officer